Bunge Reports Fourth Quarter and Full-Year 2021 Results
St. Louis, MO - February 9, 2022 - Bunge Limited (NYSE:BG) today reported fourth quarter and full-year 2021 results.
•Full-year GAAP EPS of $13.64 vs. $7.71 in the prior year; $12.93 vs. $8.30 on an adjusted basis excluding certain gains and charges and mark-to-market timing differences
•Q4 GAAP EPS of $1.52 vs. $3.74 in the prior year; $3.49 vs. $3.05 on an adjusted basis excluding certain gains and charges and mark-to-market timing differences
•Outstanding Q4 and full year performance across Bunge’s operations
•Agribusiness results driven by strong execution throughout the value chains
•Refined and Specialty Oils posted record Q4 and full year results
•Expect favorable market environment to continue in 2022

➢	Overview

Greg Heckman, Bunge's Chief Executive Officer, commented, “Our strong 2021 performance reflects our talented team and the power of our global platform, demonstrating the impact of the improvements we have made over the last three years. With focus and discipline, we capitalized on changing market conditions, achieved a number of operational milestones, made investments in key growth areas and advanced toward ESG goals.

“Looking forward, we are confident in our ability to capture the opportunities ahead of us, while continuously improving and growing our business to maximize the expanding potential of Bunge.”

➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2021	2020	2021	2020
Net income attributable to Bunge	$231	$551	$2,078	$1,145
Net income per common share-diluted	$1.52	$3.74	$13.64	$7.71

Mark-to-market timing differences (a)	$0.90	$(0.05)	$0.08	$0.92
Certain (gains) and charges (b)	$1.07	$(0.59)	$(0.79)	$(0.27)
Adjustment of redeemable noncontrolling interest (c)	$—	$(0.05)	$—	$(0.06)
Adjusted Net income per common share-diluted (d)	$3.49	$3.05	$12.93	$8.30

Core Segment EBIT (d) (e)	$418	$779	$2,882	$2,091
Mark-to-market timing differences (a)	143	4	(8)	190
Certain (gains) & charges (b)	205	(147)	(123)	(147)
Adjusted Core Segment EBIT (d)	$766	$636	$2,751	$2,134

Corporate and Other EBIT (d)	$(106)	$(92)	$(333)	$(371)
Certain (gains) & charges (b)	—	12	—	83
Adjusted Corporate and Other EBIT (d)	$(106)	$(80)	$(333)	$(288)

Non-core Segment EBIT (d) (f)	$20	$27	$112	$(87)
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (d)	$20	$27	$112	$(87)

Total Segment EBIT (d)	$332	$714	$2,661	$1,633
Mark-to-market timing differences (a)	143	4	(8)	190
Total Certain (gains) & charges (b)	205	(135)	(123)	(64)
Adjusted Total Segment EBIT (d)	$680	$583	$2,530	$1,759

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)Retained earnings impact associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. See note 4 in the Additional Financial information section of this release for details.
(d)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(e)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(f)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c.

➢	Fourth Quarter and Full-Year 2021 Results
Core Segments
Agribusiness

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Volumes (in thousand metric tons)	35,638	35,785	142,013	143,054

Net Sales	$12,324	$9,450	$43,636	$30,047

Gross Profit	$616	$584	$2,503	$1,862

Selling, general and administrative expense	$(119)	$(155)	$(432)	$(520)

Foreign exchange gains (losses)	$(23)	$72	$(24)	$150

EBIT attributable to noncontrolling interests	$(22)	$(14)	$(28)	$(21)

Other income (expense) - net	$(12)	$3	$215	$42

Income (loss) from affiliates	$12	$1	$56	$47

Segment EBIT	$452	$491	$2,290	$1,560
Mark-to-market timing differences	143	7	(1)	182
Certain (gains) & charges	—	—	(158)	—
Adjusted Segment EBIT	$595	$498	$2,131	$1,742

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$(119)	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$(0.78)	$—

Processing (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Processing EBIT	$261	$239	$1,625	$1,067
Mark-to-market timing differences	183	96	(118)	237
Certain (gains) & charges	—	—	(73)	—
Adjusted Processing EBIT	$444	$335	$1,434	$1,304

In Processing, results were higher in all value chains with notable strength in North America soy and European softseeds crushing, which benefited from large crops and strong oil and meal demand.

Merchandising (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Merchandising EBIT	191	$252	$665	$493
Mark-to-market timing differences	(40)	(89)	117	(55)
Certain (gains) & charges	—	—	(85)	—
Adjusted Merchandising EBIT	$151	$163	$697	$438
Merchandising had a strong quarter driven by our global vegetable oil and grain value chains, as well as good execution in ocean freight, however, results were slightly lower than prior year.

Refined & Specialty Oils

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Volumes (in thousand metric tons)	2,361	2,414	9,202	9,529

Net Sales	$3,760	$2,712	$13,332	$9,599

Gross Profit	$208	$287	$856	$740

Selling, general and administrative expense	$(96)	$(112)	$(355)	$(391)

Foreign exchange gains (losses)	$(2)	$(2)	$(1)	$(2)

EBIT attributable to noncontrolling interests	$12	$(5)	$(73)	$(2)

Other income (expense) - net	$3	$98	$239	$95

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$125	$266	$666	$440
Mark-to-market timing differences	(6)	(9)	3	(1)
Certain (gains) & charges	35	(145)	(135)	(145)
Adjusted Segment EBIT	$154	$112	$534	$294

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$35	$(96)	$(130)	$(96)
Certain (gains) & charges, Earnings Per Share	$0.23	$(0.65)	$(0.85)	$(0.65)

Refined & Specialty Oils Summary

Higher results in the quarter were primarily driven by improved margins in North America and Europe, which benefited from strong food and fuel demand. Results in South America and Asia were down due to lower margins and volumes.

Milling

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Volumes (in thousand metric tons)	2,400	1,661	7,189	6,091

Net Sales	$517	$431	$1,909	$1,616

Gross Profit	$(134)	$40	$27	$189

Selling, general and administrative expense	$(23)	$(23)	$(96)	$(100)

Foreign exchange gains (losses)	$—	$4	$(2)	$4

Other income (expense) - net	$—	$—	$—	$(1)

Income (loss) from affiliates	$(2)	$—	$(2)	$(1)

Segment EBIT	$(159)	$22	$(74)	$91
Mark-to-market timing differences	6	6	(10)	9
Certain (gains) & charges	170	(2)	170	(2)
Adjusted Segment EBIT	$17	$26	$86	$98

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$129	$(1)	$129	$(1)
Certain (gains) & charges, Earnings Per Share	$0.84	$—	$0.84	$—

Milling Summary

Higher results in North America were more than offset by lower results in Brazil due to decreased margins.

Corporate and Other

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Gross Profit	$(4)	$(3)	$(29)	$(9)

Selling, general and administrative expense	$(100)	$(75)	$(350)	$(347)

Foreign exchange gains (losses)	$(2)	$1	$(11)	$(2)

Other income (expense) - net	$(1)	$(14)	$54	$(12)

Segment EBIT	$(106)	$(92)	$(333)	$(371)
Certain (gains) & charges	—	12	—	83
Adjusted Segment EBIT	$(106)	$(80)	$(333)	$(288)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$9	$—	$57
Certain (gains) & charges, Earnings Per Share	$—	$0.06	$—	$0.38

Corporate

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Corporate EBIT	$(110)	$(95)	$(381)	$(318)
Certain (gains) & charges	—	12	—	17
Adjusted Corporate EBIT	$(110)	$(83)	$(381)	$(301)
Other

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Other EBIT	$4	$3	$48	$(53)
Certain (gains) & charges	—	—	—	66
Adjusted Other EBIT	$4	$3	$48	$13

Corporate and Other Summary

The increase in Corporate expenses during the quarter was primarily related to performance-based compensation accruals. Other was comparable to the prior year.

Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Volumes (in thousand metric tons)	84	90	375	334

Net Sales	$80	$17	$270	$142

Gross Profit	$3	$(4)	$6	$3

Selling, general and administrative expense	$—	$—	$(1)	$—

Foreign exchange gains (losses)	$—	$—	$—	$—

Other income (expense) - net	$—	$2	$1	$2

Income (loss) from affiliates	$17	$29	$106	$(92)

Segment EBIT	$20	$27	$112	$(87)
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$20	$27	$112	$(87)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$—

Sugar & Bioenergy Summary

Lower results in the quarter were primarily driven by lower ethanol volume, which more than offset higher sugar and ethanol prices.

Cash Flow

	Year Ended
	Dec 31, 2021	Dec 31, 2020
Cash used for operating activities	$(2,894)	$(3,536)
Net Proceeds from beneficial interest in securitized trade receivables	5,057	1,943
Cash provided by (used for) operating activities, adjusted	$2,163	$(1,593)
Cash used for operations during the year was $2,894 million compared to cash used of $3,536 million in the same period last year. Adjusted for the proceeds from beneficial interest in securitized trade receivables, cash provided by operating activities was $2,163 million compared with cash used for operating activities of $1,593 million in the prior year. This increase in cash provided from operations was primarily driven by higher net income during the year. Funds from operations (FFO) adjusted for notable items and mark-to-market timing differences was $1,958 million compared to $1,886 million in the prior year (5).

Income Taxes
For the three and twelve months ended December 31, 2021, income tax expense was $64 million and $398 million, respectively, compared to $97 million and $248 million for the prior year periods. The increase in income tax expense for 2021 is primarily due to higher pre-tax income. Adjusting for notable items, the full year effective tax rate was 16.5%, consistent with the prior year.

➢	COVID-19 Update

Bunge continues to take proactive steps to protect the health and safety of its employees, their families and the communities in which it operates. Through an internal task force, the Company closely monitors developments related to the pandemic in establishing safety measures and protocols for its facilities and offices worldwide.

To date, the Company has been able to mitigate logistics and distribution issues that have arisen, and maintain business continuity. Substantially all of its facilities around the world have continued to operate at or near normal levels. Bunge continues to monitor local, regional and national governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows or its ability to operate in the future.

➢	Outlook
Taking into account the current margin environment and forward curves, we expect full-year 2022 adjusted EPS of at least $9.50 per share, which would be the second highest operational performance in the company's recent history.

In Agribusiness, full-year results are forecasted to be down from a record 2021, primarily due to lower results in Merchandising and softseed crushing, which had exceptionally strong prior years. While we are not forecasting the same magnitude of margin enhancing opportunities that we captured during 2021, we do see potential upside to our outlook if strong demand and tight commodity supplies continue.
In Refined and Specialty Oils, full-year results are expected to be up from last year delivering another record year, driven by strong demand from food and fuel in our North American and European businesses.

In Milling, full-year results are expected to be up from last year primarily driven by improved market conditions in Brazil.

In Corporate and Other, results are expected to be comparable to last year.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be in line with last year.

Additionally, the Company expects the following for 2022: an adjusted annual effective tax rate in the range of 19% to 21%; net interest expense in the range of $210 to $230 million; capital expenditures in the range of $650 to $750 million; and depreciation and amortization of approximately $420 million.

➢	Conference Call and Webcast Details
Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, February 9, 2022 to discuss the company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.
To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q4 2021 Bunge Limited Earnings Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 9, 2022, continuing through March 9, 2022. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 6119508. A replay will also be available in "Past events" at "Events and presentations" in the "Investors" section of the company's website.

➢	About Bunge Limited
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have more than 22,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements
This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; the impact of government policies and regulations; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; the impact of seasonality; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; the impact of our dependence on third parties; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended December 31, 2021 and 2020.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Quarter Ended December 31,	2021	2020	2021	2020	2021	2020

Core Segments:	$(164)	$97	$(1.07)	$0.65	$(205)	$147
Agribusiness	$—	$—	$—	$—	$—	$—

Refined and Specialty Oils	$(35)	$96	$(0.23)	$0.65	$(35)	$145
Fixed asset impairment	(35)	—	(0.23)	—	(35)	—
Indirect tax (charges) credits	—	31	—	0.21	—	47
Gain on sale of assets	—	65	—	0.44	—	98

Milling	$(129)	$1	$(0.84)	$—	$(170)	$2
Impairment on sale of a business	(129)	—	(0.84)	—	(170)	—
Indirect tax (charges) credits	—	1	—	—	—	2

Corporate and Other:	$—	$(9)	$—	$(0.06)	$—	$(12)
U.S. pension plan partial settlement		(9)		(0.06)		(12)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(164)	$88	$(1.07)	$0.59	$(205)	$135
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Refined and Specialty Oils
EBIT for the quarter ended December 31, 2021 included a $35 million fixed asset impairment charge, at Bunge’s 70% share, related to an oils facility in China, recorded in Cost of goods sold.
EBIT for the quarter ended December 31, 2020 included: $47 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales; and a $98 million gain related to the sale of our Brazilian margarine and mayonnaise assets, recorded in Other income (expense)-net (Other).
Milling
EBIT for the quarter ended December 31, 2021 included $170 million of impairment charges on classification of our Mexican wheat milling business as held-for-sale, recorded in Cost of goods sold.
EBIT for the quarter ended December 31, 2020 included $2 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales.
Corporate and Other
EBIT for the quarter ended December 31, 2020 included $12 million of pension expense related to a partial settlement of Bunge's U.S. Pension Plan following a one-time lump-sum offering to certain participants, recorded in Other.

Certain gains and (charges), year-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the years ended December 31, 2021 and 2020.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Year Ended December 31,	2021	2020	2021	2020	2021	2020

Core Segments:	$120	$97	$0.79	$0.65	$123	$147
Agribusiness	$119	$—	$0.78	$—	$158	$—
Gain on sale of a business	119	—	0.78	—	158	—

Refined and Specialty Oils	$130	$96	$0.85	$0.65	$135	$145
Indirect tax (charges) credits	—	31	—	0.21	—	47
Gain on sale of assets	165	65	1.08	0.44	170	98
Fixed asset impairment	(35)	—	(0.23)	—	(35)	—

Milling	$(129)	$1	$(0.84)	$—	$(170)	$2
Impairment on sale of a business	(129)	—	(0.84)	—	(170)	—
Indirect tax (charges) credits	—	1	—	—	—	2

Corporate and Other:	$—	$(57)	$—	$(0.38)	$—	$(83)
Severance, employee benefit, and other costs	—	(3)	—	(0.02)	—	(5)
Commercial claim provision	—	(66)	—	(0.44)	—	(66)
Income tax benefits	—	21	—	0.14	—	—
U.S. pension plan partial settlement	—	(9)	—	(0.06)	—	(12)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$120	$40	$0.79	$0.27	$123	$64
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the year ended December 31, 2021 included a $158 million gain on sale of a portfolio of interior grain elevators located in the United States (U.S. Grain Disposition), recorded in Other income (expense) - net.
Refined and Specialty Oils
EBIT for the year ended December 31, 2021 included $170 million in gains on sales of assets, comprised of a $151 million gain on sale of our Rotterdam Oils Refinery, at Bunge’s 70% share, and a $19 million gain on sale of an oils packaging facility in Mexico, both recorded in Other income (expense) - net. EBIT also included a $35 million fixed asset impairment charge, at Bunge’s 70% share, related to an oils facility in China, recorded in Cost of goods sold.
EBIT for the year ended December 31, 2020 included: $47 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales; and a $98 million gain resulting from the sale of our Brazilian margarine and mayonnaise assets, recorded in Other.
Milling
EBIT for the quarter ended December 31, 2021 included $170 million of impairment charges on classification of our Mexican wheat milling business as held-for-sale, recorded in Cost of goods sold.
EBIT for the year ended December 31, 2020 included $2 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales.
Corporate and Other
EBIT for the year ended December 31, 2020 included: $5 million of severance and other employee benefit costs related to the GCP, recorded in SG&A; $66 million in charges, primarily related to a provision against an historic aged receivable deemed uncollectable following a legal settlement, of which $51 million was recorded in SG&A, and $15 million was recorded in Other; and $12 million of pension expense related to a partial settlement of Bunge's U.S. Pension Plan following a one-time lump-sum offering to certain participants, recorded in Other. Net Income for the year ended December 31, 2020 included a $21 million income tax benefit related to the reversal of a deferred tax asset valuation allowance in Europe.

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2021	2020	2021	2020
Net sales	$16,683	$12,610	$59,152	$41,404
Cost of goods sold	(15,994)	(11,706)	(55,789)	(38,619)
Gross profit	689	904	3,363	2,785
Selling, general and administrative expenses	(338)	(365)	(1,234)	(1,358)
Foreign exchange gains (losses)	(27)	75	(38)	150
Other income (expense) – net	(10)	89	509	126
Income (loss) from affiliates	27	29	160	(47)
EBIT attributable to noncontrolling interest (a) (1)	(9)	(18)	(99)	(23)
Total Segment EBIT	332	714	2,661	1,633
Interest income	14	4	48	22
Interest expense	(59)	(70)	(243)	(265)
Income tax (expense) benefit	(64)	(97)	(398)	(248)
Noncontrolling interest share of interest and tax (a) (1)	8	—	10	3
Net income (loss) attributable to Bunge (1)	231	551	2,078	1,145
Convertible preference share dividends	(9)	(9)	(34)	(34)
Adjustment of redeemable noncontrolling interest	—	8	—	10
Net income (loss) available to Bunge common shareholders - basic	$222	$550	$2,044	$1,121
Add back convertible preference share dividends	9	9	34	34
Net income (loss) available to Bunge common shareholders - diluted	$231	$559	$2,078	$1,155

Net income (loss) per common share diluted attributable to Bunge common shareholders	$1.52	$3.74	$13.64	$7.71
Weighted–average common shares outstanding - diluted	152	149	152	150

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
(US$ in millions)	2021	2020
Assets
Cash and cash equivalents	$902	$352
Trade accounts receivable, net	2,117	1,717
Inventories (a)	8,402	7,172
Assets held for sale	264	672
Other current assets	4,742	6,268
Total current assets	16,427	16,181
Property, plant and equipment, net	3,499	3,775
Operating lease assets	912	868
Goodwill and other intangible assets, net	915	1,115
Investments in affiliates	764	631
Other non-current assets	1,269	1,085
Total assets	$23,786	$23,655

Liabilities and Equity
Short-term debt	$673	$2,828
Current portion of long-term debt	504	8
Trade accounts payable	4,214	2,636
Current operating lease obligations	350	235
Liabilities held for sale	122	438
Other current liabilities	3,428	4,840
Total current liabilities	9,291	10,985
Long-term debt	4,787	4,452
Non-current operating lease obligations	506	581
Other non-current liabilities	996	1,017
Total liabilities	15,580	17,035
Redeemable noncontrolling interest	381	415
Total equity	7,825	6,205
Total liabilities, redeemable noncontrolling interest and equity	$23,786	$23,655

(a) Includes readily marketable inventories of $6,841 million and $5,961 million at December 31, 2021 and December 31, 2020, respectively. Of these amounts, $4,857 million and $4,369 million, respectively, can be attributable to merchandising activities.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2021	2020
Operating Activities
Net income (loss) (1)	$2,167	$1,165
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	78	(206)
Depreciation, depletion and amortization	424	435
Deferred income tax (benefit)	(272)	71
Impairment charges	226	10
Gain on sale of investments and property, plant and equipment	(417)	(110)
Other, net	(93)	196
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(536)	(255)
Inventories	(1,272)	(2,298)
Secured advances to suppliers	(48)	(162)
Trade accounts payable and accrued liabilities	1,601	155
Advances on sales	32	(11)
Net unrealized (gain) loss on derivative contracts	394	(127)
Margin deposits	252	(502)
Marketable securities	(82)	46
Beneficial interest in securitized trade receivables	(5,376)	(2,015)
Other, net	28	72
Cash provided by (used for) operating activities	(2,894)	(3,536)
Investing Activities
Payments made for capital expenditures	(399)	(365)
Proceeds from investments	171	305
Payments for investments	(308)	(337)
Settlement of net investment hedges	(34)	65
Proceeds from beneficial interest in securitized trade receivables	5,234	1,943
Payments for beneficial interest in securitized trade receivables	(177)	—
Payments for investments in affiliates	(46)	(14)
Proceeds from divestiture of business and disposal of property, plant, & equipment	647	194
Other, net	25	22
Cash provided by (used for) investing activities	5,113	1,813
Financing Activities
Net borrowings (repayments) of short-term debt	(2,094)	1,915
Net proceeds (repayments) of long-term debt	997	287
Proceeds from the exercise of options for common shares	116	9
Repurchases of common shares	(100)	(100)
Dividends paid to common and preference shareholders	(323)	(316)
Other, net	(228)	(32)
Cash provided by (used for) financing activities	(1,632)	1,763
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(63)	19
Net increase (decrease) in cash and cash equivalents and restricted cash	524	59
Cash and cash equivalents and restricted cash - beginning of period	381	322
Cash and cash equivalents and restricted cash - end of period	$905	$381

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its reportable segments' operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected adjusted net income per common share for 2022. This information is provided only on a non-GAAP basis without reconciliation to projected net income per common share for 2022, the mostly directly comparable GAAP measure, due to the inability at this time to quantify certain amounts necessary for such reconciliation, including but not limited to future market price movements over the remainder of the year.

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2021	2020	2021	2020
Net income (loss) attributable to Bunge	$231	$551	$2,078	$1,145
Interest income	(14)	(4)	(48)	(22)
Interest expense	59	70	243	265
Income tax expense (benefit)	64	97	398	248
Noncontrolling interest share of interest and tax	(8)	—	(10)	(3)
Total Segment EBIT	$332	$714	$2,661	$1,633

Agribusiness EBIT	$452	$491	$2,290	$1,560
Refined and Specialty Oils EBIT	125	266	666	$440
Milling EBIT	(159)	22	(74)	$91
Core Segment EBIT	$418	$779	$2,882	$2,091

Corporate and Other EBIT	$(106)	$(92)	$(333)	$(371)

Sugar & Bioenergy EBIT	$20	$27	$112	$(87)
Non-Core Segment EBIT	$20	$27	$112	$(87)

Total Segment EBIT	$332	$714	$2,661	$1,633
Mark-to-market timing differences	143	4	(8)	190
Certain (gains) & charges	205	(135)	(123)	(64)
Adjusted Total Segment EBIT	$680	$583	$2,530	$1,759
Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2021	2020	2021	2020
Net income (loss) attributable to Bunge	$231	$551	$2,078	$1,145
Adjustment for Mark-to-market timing differences	138	(8)	12	138
Adjusted for certain (gains) and charges:
Severance, employee benefit, and other	—	—	—	3
Impairment charges	164	—	164	—
Indirect tax (credits) and charges	—	(32)	—	(32)
Gain on sale of assets	—	(65)	(165)	(65)
Gain on sale of a business	—	—	(119)	—
Commercial claim provision	—	—	—	66
U.S. pension plan partial settlement	—	9	—	9
Income tax (benefits) charges and Interest	—	—	—	(21)
Adjusted Net income (loss) available for common shareholders	$533	$455	$1,970	$1,243
Weighted-average common shares outstanding - diluted, adjusted (a)	152	149	152	150
Adjusted Net income (loss) per common share - diluted	$3.49	$3.05	$12.93	$8.30
(a) Approximately zero and 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarters ended December 31, 2021 and 2020, respectively, and approximately 1 million and 6 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the years ended December 31, 2021 and 2020, respectively.

Adjusted Funds From Operations
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge management believes presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Year Ended December 31,
(US$ in millions)	2021	2020
Net income (loss) attributable to Bunge	$2,078	$1,145
EBIT attributable to noncontrolling interest	99	23
Noncontrolling interest share of interest and tax	(10)	(3)
Net income (loss)	$2,167	$1,165

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    In the reconciliation of Net income (loss) per common share - diluted ("GAAP EPS") to Adjusted Net income (loss) per common share - diluted ("Adjusted EPS"), the item "Adjustment of redeemable noncontrolling interest" represents the impact on GAAP EPS of a retained earnings adjustment associated with the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption value, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect Net income (loss) available to Bunge common shareholders as part of Bunge's calculation of GAAP EPS.
Bunge's management excludes the “Adjustment of redeemable noncontrolling interest" from its calculation of Adjusted EPS, on the basis that it is independent of the Company's operations. However, such charges reverse only to the extent that Loders' net income levels result in the carrying amount of redeemable noncontrolling interests, calculated as described above, exceeding the redemption value.
(5)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Year Ended December 31,
(US$ in millions)	2021	2020
Cash provided by (used for) operating activities	$(2,894)	$(3,535)
Foreign exchange (loss) gain on net debt	(78)	206
Working capital changes	5,007	5,097
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(89)	(20)
Mark-to-Market timing difference, after tax	12	138
Adjusted FFO	$1,958	$1,886